Exhibit 99.1

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	WILLIAM J. OWEN
FOR IMMEDIATE RELEASE	Senior Vice President,
Investor Relations
818-676-3936

ZENITH ANNOUNCES FIRST QUARTER RESULTS

WOODLAND HILLS, CALIFORNIA, April 22, 2008   .   ..   .   .   ..   .   .   ..   .   .   ..   .   .   ..   .   .   ..   . Zenith National Insurance Corp. (NYSE: ZNT) reported net income for the first quarter 2008 of $41.9 million, or $1.12 per share, compared to net income for the first quarter 2007 of $64.5 million, or $1.73 per share.  Net income includes realized gains on investments after tax of $2.9 million, or $0.08 per share, in the first quarter 2008 compared to $3.9 million, or $0.10 per share, in the first quarter 2007.

Underwriting income before tax from the workers’ compensation segment was $40.0 million for the first quarter 2008 compared to $61.4 million for the first quarter 2007.

Workers’ compensation calendar year combined ratios, along with a reconciliation to the accident year combined ratios, were as follows:

	Three Months Ended March 31,
	2008	2007
Calendar Year Combined Ratios (1)	74.8%	68.3%
Prior Accident Year Items:
Favorable loss reserve development	14.6	17.6
Increase in policyholders’ dividends	(1.6)
Accident Year Combined Ratios (1)	87.8%	85.9%

(1)          See Supplemental Financial Information for a description of “Combined Ratio.”

Pre-tax, favorable workers’ compensation loss reserve development was $23.2 million in the first quarter 2008 compared to $113.4 million for the full year 2007.  In 2007, pre-tax, favorable workers’ compensation loss reserve development was $34.2 million, $44.0 million, $24.9 million and $10.3 million for the first, second, third and fourth quarters, respectively.

Total workers’ compensation net premiums earned decreased 18.1% in the first quarter 2008 compared to the first quarter 2007, with California workers’ compensation net premiums earned decreasing 22.0% for the comparable periods.  These decreases reflect both the reduction in premium rates due to favorable loss cost trends from the California and Florida legislative reforms, as well as the impact of competition.  Insured payroll, our best indicator of exposure, decreased less than 1% in the first quarter 2008 compared to December 31, 2007 for both California and outside California.  For the twelve months ended December 31, 2007, insured payroll decreased 14.5% in California and increased 1.1% outside California.

Consolidated stockholders’ equity was $29.58 per share and $28.93 per share at March 31, 2008 and December 31, 2007, respectively.  Return on average equity in the quarter ended March 31, 2008 was 15.4% compared to 25.2% in the quarter ended March 31, 2007 and 22.9% in the year ended December 31, 2007.

Commenting on the results, Stanley R. Zax, Chairman and President, said:  “Our combined ratio during the quarter is favorable due to a continuation of declining claim frequency trends.  We are searching for attractive investment opportunities due to the percentage of our portfolio held in cash.”

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) payroll levels of our customers; (3) weakening economy; (4) adverse state and federal legislation and regulation; (5) changes in interest rates causing fluctuations of investment income and fair values of investments; (6) changes in the frequency and severity of claims and catastrophes; (7) adequacy of loss reserves; (8) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (9) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; (10) losses caused by nuclear, biological, chemical or radiological events whether or not there is any applicable reinsurance protection; and (11) other risks detailed herein and from time to time in Zenith’s reports and filings with the Securities and Exchange Commission.

(Selected financial data attached)

ZENITH NATIONAL INSURANCE CORP.

Selected Financial Data (Unaudited)

	Three Months Ended March 31,
(In thousands, except per share)	2008	2007

TOTAL REVENUES	$186,753	$235,526

SELECTED INCOME DATA:
Net Investment Income after Tax (1)	15,632	23,650
Realized Gains on Investments after Tax (2)	2,916	3,873
Income from Investments Segment after Tax	18,548	27,523

Net Income	$41,900	$64,500

NET INCOME PER COMMON SHARE (1) (2):
Basic	$1.13	$1.74
Diluted	1.12	1.73

Cash dividends declared per common share	0.50	0.42

STOCKHOLDERS’ EQUITY (as of March 31, 2008 and 2007):
Stockholders’ Equity	$1,099,832	$989,376
Stockholders’ Equity per Share	29.58	26.71

NUMBER OF COMMON SHARES:
Outstanding	37,183	37,044
Weighted Average for the Period – Basic	37,111	37,035
Weighted Average for the Period – Diluted	37,342	37,244

(1)    Net investment income after tax for the three months ended March 31, 2007 includes a $4.9 million, or $0.13 per share, cash dividend received from a common stock investment.

(2)    Realized gains on investments after tax were $0.08 per share and $0.10 per share in the three months ended March 31, 2008 and 2007, respectively.

ZENITH NATIONAL INSURANCE CORP.

Selected Financial Data (Unaudited)

	Three Months Ended March 31,
(In thousands)	2008	2007

TOTAL REVENUES:
Net Premiums Earned	$159,032	$194,082
Net Investment Income (1)	23,235	35,486
Realized Gains on Investments	4,486	5,958
	$186,753	$235,526
RESULTS OF OPERATIONS BY SEGMENT (2):
Income from Investments Segment:
Net Investment Income (1)	$23,235	$35,486
Realized Gains on Investments	4,486	5,958
	27,721	41,444
Workers’ Compensation Segment (3)	40,008	61,383
Reinsurance Segment (3)	(7)	(150)
Parent (4)	(3,195)	(3,055)

Income before Tax	64,527	99,622
Income Tax Expense	22,627	35,122

NET INCOME	$41,900	$64,500

(1)                Net investment income before tax for the three months ended March 31, 2007 includes a $7.3 million cash dividend received from a common stock investment.

(2)                See Supplemental Financial Information for a description of segment results.

(3)                See Property-Casualty Insurance Operations in the following table.

(4)                Includes interest expense before tax of $1.3 million for both of the three months ended March 31, 2008 and 2007.

ZENITH NATIONAL INSURANCE CORP.

Selected Financial Data (Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2008		2007

PROPERTY-CASUALTY INSURANCE OPERATIONS:
Gross Premiums Written (1):
Workers’ Compensation:
California	$89,102	53.4%	$114,630	55.2%
Outside California	77,516	46.4%	92,612	44.6%
Total Workers’ Compensation	166,618	99.8%	207,242	99.8%
Reinsurance (2)	293	0.2%	311	0.2%
	166,911	100.0%	207,553	100.0%
Net Premiums Written (1):
Workers’ Compensation:
California	86,584	53.4%	109,769	55.1%
Outside California	75,391	46.4%	88,967	44.7%
Total Workers’ Compensation	161,975	99.8%	198,736	99.8%
Reinsurance (2)	295	0.2%	333	0.2%
	162,270	100.0%	199,069	100.0%
Net Premiums Earned:
Workers’ Compensation:
California	85,734	53.9%	109,965	56.6%
Outside California	73,003	45.9%	83,784	43.2%
Total Workers’ Compensation	158,737	99.8%	193,749	99.8%
Reinsurance (2)	295	0.2%	333	0.2%
	159,032	100.0%	194,082	100.0%

Underwriting Income (Loss) before Tax/Combined Ratio of (1):
Workers’ Compensation (3) (4)	40,008	74.8%	61,383	68.3%
Reinsurance (2)	(7)	NM	(150)	145.0%

COMBINED LOSS AND EXPENSE RATIOS (1):
Workers’ Compensation:
Loss and Loss Adjustment Expenses (3)		34.4%		33.5%
Underwriting and Other Operating Expenses (4)		40.4%		34.8%
Combined Ratio		74.8%		68.3%
Reinsurance (2):
Loss and Loss Adjustment Expenses		NM		112.0%
Underwriting and Other Operating Expenses		NM		33.0%
Combined Ratio		NM		145.0%

(1)                See Supplemental Financial Information for a description of segment results, “Premiums Written,” “Underwriting Income (Loss)” and “Combined Ratio.”

(2)                In September 2005, we exited the assumed reinsurance business and ceased writing and renewing assumed reinsurance contracts, with all contracts fully expired at the end of 2006.

(3)                Includes favorable prior accident year loss reserve development of $23.2 million (14.6% of workers’ compensation net premiums earned) for the three months ended March 31, 2008, and $34.2 million (17.6% of workers’ compensation net premiums earned) for the comparable period in 2007.

(4)                Includes an increase in estimated policyholders’ dividends for prior accident years of $2.5 million (1.6% of workers’ compensation net premiums earned) for the three months ended March 31, 2008.

NM = Not Meaningful

ZENITH NATIONAL INSURANCE CORP.

Supplemental Financial Information (Unaudited)

HOW WE REPORT ON OUR RESULTS

Our business is comprised of the following segments: investments, workers’ compensation and reinsurance.  In September 2005, we exited the reinsurance business.  Results of the investments segment include investment income and realized gains and losses on investments and we do not allocate investment income to our workers’ compensation and reinsurance segments.  Income (loss) before tax from the workers’ compensation and reinsurance segments is determined by deducting loss and loss adjustment expenses incurred and underwriting and other operating expenses from net premiums earned (this result is also known as underwriting income or loss).  The parent loss includes interest expense and the general operating expenses of the holding company, Zenith National Insurance Corp.

NON-GAAP MEASURES

In addition to the financial measures presented in the consolidated financial statements prepared in accordance with GAAP (defined as accounting principles generally accepted in the United States of America), we also use certain non-GAAP financial measures to analyze and report our financial results.  Management believes that these non-GAAP measures, when used in conjunction with the consolidated financial statements, can aid in understanding our financial condition and results of operations.  These non-GAAP measures are not a substitute for GAAP measures, and where these measures are described we provide information that reconciles the non-GAAP measures to the GAAP measures reported in our consolidated financial statements.

Combined Ratio

The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business.  The combined ratio, also referred to as the “calendar year combined ratio,” is the sum of the loss and loss adjustment expense ratio and the underwriting and other operating expense ratio.  The loss and loss adjustment expense ratio is the percentage of net loss and loss adjustment expenses incurred to net premiums earned.  The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned.  When the calendar year combined ratio is adjusted to exclude prior period items, such as loss reserve development and policyholders’ dividends, it becomes the “accident year combined ratio,” a non-GAAP financial measure.

Net Cash Flow From the Workers’ Compensation Business

Net cash flow from our workers’ compensation business is a non-GAAP financial measure that represents the net cash flow generated by deducting from workers’ compensation premiums collected during the period the amount of workers’ compensation loss and loss adjustment expenses paid and workers’ compensation underwriting and other operating expenses paid during the applicable period.  We provide this measure to assist in understanding the change in the net cash provided by operating activities in the periods presented, given that we exited the reinsurance business in 2005.  Net cash flow from the workers’ compensation business does not include the following: premiums collected, losses paid and underwriting and other operating expenses paid in the reinsurance business; investment income received; interest and other expenses paid by our parent company; and income taxes paid, all of which are included in net cash provided by operating activities, the most comparable GAAP financial measure of net cash flow.  The following table provides a reconciliation of the net cash flow from our workers’ compensation business to the net cash provided by operating activities:

	Three Months Ended March 31,
(In thousands)	2008	2007

Net Cash Flow From Workers’ Compensation Business	$6,419	$37,007
Net Cash Used in Reinsurance Business	(5,305)	(11,515)
Investment Income Received	23,145	28,377
Interest and Other Expenses Paid by Parent	(4,339)	(4,063)
Income Taxes Paid	(337)	(14,384)
Net Cash Provided by Operating Activities	$19,583	$35,422

ZENITH NATIONAL INSURANCE CORP.

Supplemental Financial Information (Unaudited)

NON-GAAP MEASURES (continued)

Premiums Written

Gross premiums written is a non-GAAP financial measure representing the amount of premiums we have billed to our policyholders in the applicable period.  It is indicative of the amount of cash premium before commission expense that we expect to receive from our policies for the applicable period.  Net premiums written represent the amount of premiums we have billed to our policyholders in the applicable period less the cost of any reinsurance ceded.  Net premiums earned, the most comparable GAAP measure, represent the portion of premiums written that is recognized as earned in the financial statements for the periods presented.  Premiums are earned on a pro-rata basis over the term of the policies or reinsurance contracts.  The following table provides a reconciliation of gross and net premiums written to net premiums earned:

	Three Months Ended March 31,
(In thousands)	2008	2007

Workers’ Compensation:
Gross Premiums Written	$166,618	$207,242
Ceded Premiums	(4,643)	(8,506)

Net Premiums Written	161,975	198,736
Change in Unearned Premiums, Net of Reinsurance	(3,238)	(4,987)

Net Premiums Earned	$158,737	$193,749

Reinsurance:
Gross Premiums Written	$293	$311
Ceded Premiums Refunded	2	22

Net Premiums Written / Earned	$295	$333